Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of QNB Corp. on Form S-4 of our report dated April 23, 2025, except for Note 15 as to which the date is December 18, 2025, on the December 31, 2024 consolidated financial statements of The Victory Bancorp, Inc. and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Crowe LLP

Columbus, Ohio

December 18, 2025